Cooper Standard Reports First Quarter Results

NORTHVILLE, Mich., May 11, 2020 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the first quarter 2020.

First Quarter 2020 Summary

•	Sales totaled $654.9 million

•	Net loss of $110.6 million or $(6.55) per diluted share

•	Adjusted EBITDA of $8.3 million or 1.3 percent of sales

•	Adjusted net loss of $36.5 million or $(2.16) per diluted share

•	Strong cash balance of $301.8 million at quarter end

•	Net new business awards totaled $82 million in projected annualized sales

•	Contract awards related to the Company's innovation products totaled $121 million

“During this period of unprecedented market disruption, our team has been universally focused on maintaining the health and safety of our employees and conserving cash to ensure the continued financial strength and flexibility of the Company,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “As a result of our aggressive actions, beginning in 2019 and continuing to date, we ended the quarter with more than $300 million of cash on the balance sheet. Combined with availability on our credit facilities, we expect to have ample liquidity to sustain our operations.”

Consolidated Results

	Three Months Ended March 31,
	2020	2019
	(dollar amounts in millions except per share amounts)
Sales	$654.9	$878.0
Net loss	$(110.6)	$(5.4)
Adjusted net (loss) income	$(36.5)	$9.9
Loss per diluted share	$(6.55)	$(0.31)
Adjusted earnings (loss) per diluted share	$(2.16)	$0.56
Adjusted EBITDA	$8.3	$64.1

The year-over-year change in first quarter sales was primarily attributable to customers idling operations in response to the COVID-19 pandemic, the prior-year sale of the Company's Anti-Vibration Systems (AVS) business, unfavorable volume and mix, and unfavorable foreign exchange.

Net loss for the first quarter 2020 included non-cash impairment charges related to assets held for sale in the amount of $74.1 million, certain project costs related to assets held for sale of $2.4 million and restructuring charges related to headcount reduction actions of $7.3 million and other special items. Adjusted net loss, which excludes these items and their related tax impact, was $(36.5) million in the first quarter 2020 compared to adjusted net income of $9.9 million in the first quarter of 2019. The decline was due largely to the impact of the COVID-19 pandemic, other unfavorable volume and mix, general inflation and foreign exchange, partially offset by operating efficiencies, lower SGA&E expense and other cost saving initiatives.

Adjusted net income (loss), adjusted EBITDA and adjusted earnings (loss) per diluted share are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

COVID-19 Pandemic Impacts and Responses

The COVID-19 pandemic had a significant negative impact on our industry and on our operations during the first quarter. The impact on our sales was approximately $115 million and the impact on adjusted EBITDA was approximately $40 million. Our operations in China were completely closed for approximately six weeks beginning in January. Our operations in Europe and North America were almost all closed beginning in early to mid-March, with the exception of our Advanced Technology Group (ATG) operations. Our ATG operations remained open, working at reduced capacity, to support critical infrastructure businesses in markets such as commercial trucking, military and defense, fire and emergency and grocery store suppliers in addition to producing customized components for medical ventilators and personal protective equipment (PPE). A phased restart of operations in China began in late February. All 12 of our plants in China are now open and working at approximately 75 percent of capacity. European and North American operations are currently in the process of re-opening and ramping up production according to government directives and customer schedules.

In response to the pandemic, the Company activated emergency response teams in all regions of the world to coordinate actions to ensure the safety of our employees and the orderly closing and re-opening of our facilities. We believe these actions have been successful at preventing the spread of COVID-19 within our operations. Notably in China, where employees have returned to work and production has resumed, we have had no known incidents of COVID-19 infections in our operations to date.

In addition to the safety measures, we have taken significant aggressive actions to conserve cash and ensure access to adequate lines of credit to support the ongoing needs of the Company. These actions include the amendment of credit and factoring facilities to extend maturity dates, reductions in capital spending, aggressive collection initiatives, cancellation of open hiring requisitions, strict limitations on business travel, furloughing of manufacturing personnel and partial salary deferral for all salaried personnel.

New Business Awards

During the first quarter of 2020, the Company received net new business awards representing $82 million in anticipated future incremental annualized sales. New contract awards related to product innovations, including both new and replacement business, in the first quarter represent $121 million in anticipated future annualized sales. Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs, based on customer forecast volumes.  Contract awards related to innovation products reflect anticipated sales from formally awarded new and replacement programs specifically with respect to products containing the Company’s commercialized innovation products, such as MagAlloy™, ArmorHose™, ArmorHose™ TPV, LightHose, Gen III Posi-Lock, TP Microdense, Microdense EPDM, FlushSeal™ glass sealing technology and Fortrex™, based on customer forecast volumes.  The calculation of “net new business” and “new contract awards related to innovation products” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.

Continuing Execution of Cost Reduction and Strategic Initiatives

The Company remains focused on reducing ongoing costs through improved operating efficiency and the further rightsizing of its operating footprint and overhead expenses. As previously announced, two additional manufacturing facilities were scheduled to be closed by 2021. One of the closures has been completed. The second closure is on track to be completed later this year.

Subsequent to the end of the first quarter, the Company reached an agreement to divest certain non-strategic assets and operations in India and Europe. Subject to the approval of the respective antitrust authorities, the transaction is expected to close during the second quarter of 2020 and is expected to be immediately accretive to future Company earnings and cash flow when completed.

Segment Results of Operations

Sales

	Three Months Ended March 31,			Variance Due To:
	2020	2019	Change	Volume / Mix*	Foreign Exchange	Acquisitions/Divestiture, net
	(dollar amounts in thousands)
Sales to external customers
North America	$334,801	$447,718	$(112,917)	$(57,291)	$(795)	$(54,831)
Europe	185,242	242,400	(57,158)	(29,880)	(5,816)	(21,462)
Asia Pacific	79,344	125,452	(46,108)	(41,669)	(2,986)	(1,453)
South America	20,471	23,237	(2,766)	830	(3,596)	—
Total Automotive	619,858	838,807	(218,949)	(128,010)	(13,193)	(77,746)
Corporate, eliminations and other	35,032	39,188	(4,156)	(3,809)	(347)	—
Consolidated sales	$654,890	$877,995	$(223,105)	$(131,819)	$(13,540)	$(77,746)
* Net of customer price reductions

•	Volume and mix, net of customer price reductions includes the impact of the decline in vehicle production volume as driven by government imposed global lock-downs related to the COVID-19 pandemic.

•	The impact of foreign currency exchange primarily relates to the Euro, Brazilian Real, and Chinese Renminbi.

Adjusted EBITDA

	Three Months Ended March 31,			Variance Due To:
	2020	2019	Change	Volume/ Mix*	Foreign Exchange	Cost (Increases)/ Decreases	Acquisitions/ Divestiture, Net
	(dollar amounts in thousands)
Segment adjusted EBITDA
North America	$37,019	$59,151	$(22,132)	$(26,827)	$127	$8,328	$(3,760)
Europe	(4,623)	9,275	(13,898)	(17,520)	1,612	4,766	(2,756)
Asia Pacific	(17,057)	(407)	(16,650)	(17,348)	(1,509)	2,558	(351)
South America	(4,577)	(1,033)	(3,544)	(481)	(3,513)	450	—
Total Automotive	10,762	66,986	(56,224)	(62,176)	(3,283)	16,102	(6,867)
Corporate, eliminations and other	(2,483)	(2,852)	369	(1,967)	(1,052)	3,388	—
Consolidated adjusted EBITDA	$8,279	$64,134	$(55,855)	$(64,143)	$(4,335)	$19,490	$(6,867)
* Net of customer price reductions

•	Volume and mix, net of customer price reductions, includes the impact of the decline in vehicle production volume as driven by government imposed global lock-downs related to the COVID-19 pandemic.

•	The impact of foreign currency exchange is primarily driven by the Brazilian Real, Chinese Renminbi, Euro, Polish Zloty, and Czech Koruna.

•	The Cost (Increases) / Decreases category above includes:

◦	Reduction in compensation-related expenses, purchasing savings through lean initiatives, restructuring savings;

◦	Increase in commodity costs and wage increases; and

◦	Net operational efficiencies of $16 million, weakened by the impact of COVID-19, primarily driven by our North America and European segments.

A reconciliation of net loss to adjusted EBITDA is included in the "Reconciliations of Non-GAAP Measures' section of this release.

Liquidity and Cash Flow

At March 31, 2020, Cooper Standard had cash and cash equivalents totaling $301.8 million. Net cash used in operating activities in the first quarter 2020 was $2.0 million. Free cash flow for the quarter (defined as net cash used in/provided by operating activities minus capital expenditures) was an outflow of $52.6 million, which was an improvement of $8.9 million compared to the first quarter of 2019, despite the extreme operating environment created by the COVID-19 pandemic.

In addition to cash and cash equivalents, the Company had $145.7 million available under its amended senior asset-based revolving credit facility (“ABL”), inclusive of outstanding letters of credit, for total liquidity of $447.5 million at March 31, 2020.

Total debt at March 31, 2020 was $807.3 million. Net debt (defined as total debt minus cash and cash equivalents) was $505.5 million. Cooper Standard’s net leverage ratio (defined as net debt divided by trailing 12 months adjusted EBITDA) at March 31, 2020 was 3.5 times.

Outlook

The continuing effects and potential future impact of the COVID-19 pandemic have created inordinately high levels of uncertainty in the markets and economies in which we operate. Even as our customers around the world have begun or are beginning to restart operations, there is still significant uncertainty regarding future production levels and consumer demand for light vehicles. In view of this elevated uncertainty, the Company has withdrawn previously provided guidance for 2020 and does not anticipate providing specific financial guidance at least until such time as market conditions normalize.

Based on our current expectations for our customers resuming production, we expect our current strong cash balance and ample access to flexible credit facilities will provide sufficient resources to support ongoing operations and the execution of planned strategic initiatives for the next 12 months.

Conference Call Details

Cooper Standard management will host a conference call and webcast on May 12, 2020 at 9 a.m. ET to discuss its first quarter 2020 results, provide a general business update and respond to investor questions. A link to the live webcast of the call (listen only) and presentation materials will be available on Cooper Standard’s Investor Relations website at www.ir.cooperstandard.com/events.cfm.

To participate by phone, callers in the United States and Canada should dial toll-free (877) 374-4041. International callers should dial (253) 237-1156. Provide the conference ID 6274518 or ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions after the presentation. Callers should dial in at least five minutes prior to the start of the call.

Individuals unable to participate during the live call may visit the investors’ portion of the Cooper Standard website (www.ir.cooperstandard.com) for a replay of the webcast.

About Cooper Standard

Cooper Standard, headquartered in Northville, Mich., is a leading global supplier of systems and components for the automotive industry. Products include sealing, fuel and brake delivery, and fluid transfer systems. Cooper Standard employs approximately 28,000 people globally and operates in 21 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: the impact, and expected continued impact, of the recent COVID-19 outbreak on our financial condition and results of operations; significant risks to our liquidity presented by the COVID-19 pandemic; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with our diversification strategy through Advanced Technology Group; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations and policies governing the terms of foreign trade, such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; changes in our assumptions as a result of IRS issuing guidance on the Tax Cuts and Jobs Act; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our dependence on our subsidiaries for cash to satisfy our obligations; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

	Three Months Ended March 31,
	2020	2019
Sales	$654,890	$877,995
Cost of products sold	611,747	762,490
Gross profit	43,143	115,505
Selling, administration & engineering expenses	70,671	86,974
Amortization of intangibles	4,450	3,775
Restructuring charges	7,276	17,715
Impairment of assets held for sale	74,079	—
Other impairment charges	977	—
Operating (loss) profit	(114,310)	7,041
Interest expense, net of interest income	(10,237)	(11,932)
Equity in earnings of affiliates	1,431	2,358
Other expense, net	(3,440)	(796)
Loss before income taxes	(126,556)	(3,329)
Income tax (benefit) expense	(14,117)	2,034
Net loss	(112,439)	(5,363)
Net loss (income) attributable to noncontrolling interests	1,851	(52)
Net loss attributable to Cooper-Standard Holdings Inc.	$(110,588)	$(5,415)

Weighted average shares outstanding
Basic	16,883,717	17,535,195
Diluted	16,883,717	17,535,195

Loss per share:
Basic	$(6.55)	$(0.31)
Diluted	$(6.55)	$(0.31)

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	March 31, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$301,841	$359,536
Accounts receivable, net	335,827	423,155
Tooling receivable, net	139,049	148,175
Inventories	168,036	143,439
Prepaid expenses	27,859	34,452
Other current assets	94,191	93,513
Assets held for sale	25,735	—
Total current assets	1,092,538	1,202,270
Property, plant and equipment, net	909,511	988,277
Operating lease right-of-use assets, net	113,090	83,376
Goodwill	141,870	142,187
Intangible assets, net	74,306	84,369
Other assets	152,948	135,103
Total assets	$2,484,263	$2,635,582

Liabilities and Equity
Current liabilities:
Debt payable within one year	$62,530	$61,449
Accounts payable	357,003	426,055
Payroll liabilities	82,980	88,486
Accrued liabilities	120,383	119,841
Current operating lease liabilities	21,314	24,094
Liabilities held for sale	55,452	—
Total current liabilities	699,662	719,925
Long-term debt	744,745	746,179
Pension benefits	133,123	140,010
Postretirement benefits other than pensions	43,423	48,313
Long-term operating lease liabilities	90,947	60,234
Other liabilities	44,802	44,939
Total liabilities	1,756,702	1,759,600
7% Cumulative participating convertible preferred stock	—	—
Equity:
Common stock	17	17
Additional paid-in capital	492,325	490,451
Retained earnings	507,287	619,448
Accumulated other comprehensive loss	(289,517)	(253,741)
Total Cooper-Standard Holdings Inc. equity	710,112	856,175
Noncontrolling interests	17,449	19,807
Total equity	727,561	875,982
Total liabilities and equity	$2,484,263	$2,635,582

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Three Months Ended March 31,
	2020	2019
Operating Activities:
Net loss	$(112,439)	$(5,363)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	33,313	32,830
Amortization of intangibles	4,450	3,775
Impairment of assets held for sale	74,079	—
Other impairment charges	977	—
Share-based compensation expense	2,374	3,186
Equity in earnings of affiliates, net of dividends related to earnings	3,814	2,559
Deferred income taxes	(20,191)	(964)
Other	1,138	1,495
Changes in operating assets and liabilities	10,455	(39,366)
Net cash used in operating activities	(2,030)	(1,848)
Investing activities:
Capital expenditures	(50,591)	(59,633)
Acquisition of businesses, net of cash acquired	—	(452)
Proceeds from sale of fixed assets and other	482	102
Net cash used in investing activities	(50,109)	(59,983)
Financing activities:
Principal payments on long-term debt	(1,498)	(1,012)
Increase in short-term debt, net	3,021	65,791
Repurchase of common stock	—	(6,550)
Taxes withheld and paid on employees' share-based payment awards	(512)	(2,706)
Other	(625)	1,827
Net cash provided by financing activities	386	57,350
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(6,200)	1,477
Changes in cash, cash equivalents and restricted cash	(57,953)	(3,004)
Cash, cash equivalents and restricted cash at beginning of period	361,742	267,399
Cash, cash equivalents and restricted cash at end of period	$303,789	$264,395

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheet:
	Balance as of
	March 31, 2020	December 31, 2019
Cash and cash equivalents	$301,841	$359,536
Restricted cash included in other current assets	13	12
Restricted cash included in other assets	1,935	2,194
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$303,789	$361,742

Non-GAAP Measures
EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Management considers EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt and free cash flow to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Net debt is defined as total debt minus cash and cash equivalents. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt and free cash flow as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt and free cash flow have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt and free cash flow differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides a reconciliation of EBITDA and adjusted EBITDA from net income (loss):

	Three Months Ended March 31,
	2020	2019
Net loss attributable to Cooper-Standard Holdings Inc.	$(110,588)	$(5,415)
Income tax (benefit) expense	(14,117)	2,034
Interest expense, net of interest income	10,237	11,932
Depreciation and amortization	37,763	36,605
EBITDA	$(76,705)	$45,156
Impairment of assets held for sale	74,079	—
Restructuring charges	7,276	17,715
Project costs (1)	2,425	1,263
Other impairment charges (2)	684	—
Lease termination costs (3)	520	—
Adjusted EBITDA	$8,279	$64,134

Sales	$654,890	$877,995
Net income (loss) margin	(16.9)%	(0.6)%
Adjusted EBITDA margin	1.3%	7.3%

(1)	Project costs recorded in selling, administration and engineering expense related to assets held for sale in 2020 and acquisitions and divestiture costs in 2019.

(2)	Non-cash impairment charges of $684 related to fixed assets, net of approximately $293 attributable to our noncontrolling interests.

(3)	Lease termination costs no longer recorded as Restructuring charges in accordance with ASC 842.

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)
The following table provides a reconciliation of net income (loss) to adjusted net income (loss) and the respective earnings (loss) per share amounts:

	Three Months Ended March 31,
	2020	2019
Net loss attributable to Cooper-Standard Holdings Inc.	$(110,588)	$(5,415)
Impairment of assets held for sale	74,079	—
Restructuring charges	7,276	17,715
Project costs (1)	2,425	1,263
Other impairment charges (2)	684	—
Lease termination costs (3)	520	—
Tax impact of adjusting items (4)	(10,894)	(3,681)
Adjusted net (loss) income	$(36,498)	$9,882

Weighted average shares outstanding:
Basic	16,883,717	17,535,195
Diluted (5)	16,883,717	17,535,195

Loss per share:
Basic	$(6.55)	$(0.31)
Diluted	$(6.55)	$(0.31)

Adjusted (loss) earnings per share:
Basic	$(2.16)	$0.56
Diluted	$(2.16)	$0.56

(1)	Project costs recorded in selling, administration and engineering expense related to assets held for sale in 2020 and acquisitions and divestiture costs in 2019.

(2)	Non-cash impairment charges of $684 related to fixed assets, net of approximately $293 attributable to our noncontrolling interests.

(3)	Lease termination costs no longer recorded as Restructuring charges in accordance with ASC 842.

(4)
Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.

(5)	For the purpose of calculating Q1 2019 adjusted diluted earnings per share, the weighted average shares outstanding were 17,623,821.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)
The following table defines free cash flow:

	Three Months Ended March 31,
	2020	2019
Net cash used in operating activities	$(2,030)	$(1,848)
Capital expenditures	(50,591)	(59,633)
Free cash flow	$(52,621)	$(61,481)